Exhibit 12.1

Equity Office Properties Trust and Equity Office Predecessors
Ratio of Earnings to Fixed Charges
(Dollars in thousands)

	Equity Office	Equity Office	Equity Office

	For the	For the	For the
	nine months ended	year ended	year ended
	September 30, 2002	December 31, 2001	December 31, 2000

Income before income taxes, allocation to minority interests, income from investment in unconsolidated joint ventures, net gain on sales of real estate, discontinued operations, extraordinary items and cumulative effect of a change in accounting principle	$547,248	$541,144	$434,796

Plus Fixed Charges:
Interest expense	606,788	736,304	525,662
Capitalized interest	16,467	25,871	14,764
Loan amortization cost	3,650	5,622	9,691

Fixed charges	626,905	767,797	550,117

Plus amortization of capitalized interest	1,312	1,299	1,057
Plus distributed income of investments in unconsolidated joint ventures	124,731	82,409	63,942
Less capitalized interest	(16,467)	(25,871)	(14,764)

Earnings	$1,283,729	$1,366,778	$1,035,148

Fixed Charges:
Interest expense	$606,788	$736,304	$525,662
Capitalized interest	16,467	25,871	14,764
Loan amortization cost	3,650	5,622	9,691

Fixed charges	$626,905	$767,797	$550,117

Ratio of earnings to fixed charges	2.0	1.78	1.88

	Equity Office	Equity Office	Equity Office	Equity Office Predecessors

	For the	For the	For the period from	For the period from
	year ended	year ended	July 11, 1997 through	January 1, 1997
	December 31, 1999	December 31, 1998	December 31, 1997	through July 10, 1997

Income before income taxes, allocation to minority interests, income from investment in unconsolidated joint ventures, net gain on sales of real estate, discontinued operations, extraordinary items and cumulative effect of a change in accounting principle	$397,789	$354,845	$73,797	$46,876

Plus Fixed Charges:
Interest expense	422,718	343,659	90,760	78,252
Capitalized interest	18,030	15,077	1,890	3,699
Loan amortization cost	4,656	6,422	4,150	2,771

Fixed charges	445,404	365,158	96,800	84,722

Plus amortization of capitalized interest	522	380	89	97
Plus distributed income of investments in unconsolidated joint ventures	14,389	17,526	3,348	3,675
Less capitalized interest	(18,030)	(15,077)	(1,890)	(3,699)

Earnings	$840,074	$722,832	$172,144	$131,671

Fixed Charges:
Interest expense	$422,718	$343,659	$90,760	$78,252
Capitalized interest	18,030	15,077	1,890	3,699
Loan amortization cost	4,656	6,422	4,150	2,771

Fixed charges	$445,404	$365,158	$96,800	$84,722

Ratio of earnings to fixed charges	1.89	1.98	1.78	1.55